Exhibit 99.1

Contact:	Mark Lappe Chairman of the Board (858) 759-1499
Repros Therapeutics Announces Appointment of Dr. Paul Lammers as President
THE WOODLANDS, Texas—(BUSINESS WIRE) February 23, 2009—Repros Therapeutics Inc. (NasdaqGM:RPRX) today announces that Dr. Paul Lammers has joined the company as its President. Dr. Lammers brings broad executive, commercial, clinical and regulatory experience in the pharmaceutical and biotech industry with substantial expertise in reproductive health. Joseph Podolski remains as the Company’s Chief Executive Officer and a director.
Prior to joining Repros, Dr. Lammers was Chief Medical Officer and member of the senior management team of EMD Serono in Rockland, MA, a division of Merck KGaA with revenues of $1B. Prior to the acquisition by Merck KGaA, Dr. Lammers was the Chief Medical Officer of Serono Inc. in Rockland, MA since 2002.
Dr. Lammers began his career with Organon and spent 8 years in the commercial and clinical operations in the U.S. and Europe. Dr. Lammers also had senior clinical and operational experience with BioCyte Therapeutics and our predecessor company, Zonagen.
Dr. Lammers received his Medical Degree (M.D.) from the Catholic University Nijmegen, The Netherlands.
“We are pleased to appoint a President the caliber of Paul to lead Repros as it develops into a commercial biotechnology company. Paul brings a depth of experience, especially in women’s health, that will be invaluable to maximizing the world-wide potential of Proellex® for the treatment of uterine fibroids and endometriosis and other disorders,” stated Mark Lappe, Chairman of the Board, Repros Therapeutics.
Dr. Lammers said he is excited about the opportunity at Repros, especially the potential of Proellex.
“Proellex has the potential to change the treatment paradigm for women suffering from uterine fibroids and endometriosis. I believe that if this drug continues to show the level of efficacy and safety as demonstrated so far in clinical trials, Proellex could positively impact the lives of millions of women,” he said.
“I look forward to the challenge of bringing Proellex to market and developing Repros into a world class commercial biotechnology company.”

About Repros Therapeutics Inc.
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone. In November 2008, we received guidance from the FDA suggesting submission of a new IND to the Division of Metabolic and Endocrine Products, or DMEP, for the investigation of Androxal as a potential treatment for type 2 diabetes. We plan to submit a new IND for this indication to the DMEP as soon as practicable.
For more information, please visit the Company’s website at http://www.reprosrx.com.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.